Exhibit 99.1

iHeartMedia, Inc. Announces Decision Regarding Its 5.50% Senior Notes Due 2016

San Antonio, TX, December 13, 2016 – iHeartMedia, Inc. (PINK: IHRT) today announced a decision to not repay the $57.1 million of the 5.50% Senior Notes due December 15, 2016 (“2016 Legacy Notes”) held by affiliate Clear Channel Holdings, Inc. (“CCH”) when the notes mature on December 15, 2016. The decision, made by a Special Committee of independent directors, is part of the Company’s ongoing efforts to proactively address its capital structure, while maximizing the value of its assets.

While the $192.9 million of 2016 Legacy Notes held by other holders will be paid in full at maturity, the $57.1 million balance held by affiliate CCH will remain outstanding. Because the 2016 Legacy Notes owned by CCH will continue to remain outstanding, the Company will continue to have at least $500 million of legacy notes outstanding on December 15, 2016 and will therefore not be obligated to grant certain additional security interests in favor of certain of its debtholders under a so-called “springing lien” set forth in relevant debt agreements.

In addition, the Company and certain affiliates yesterday filed lawsuits in the State District Court in Bexar County, Texas, seeking a declaration that the $57.1 million of 2016 Legacy Notes remains outstanding and that the Company is not currently obligated to grant any of its debtholders the “springing lien” on any of its assets.

As the Company continues to work towards a comprehensive plan to achieve an optimal capital structure, it intends to take any other actions necessary to protect iHeartMedia and position the Company for long-term growth and success.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

For further information, please contact:

Media

Wendy Goldberg

Executive Vice President, Communications

(212) 377-1105

Investor Relations

Eileen McLaughlin

Vice President, Investor Relations

212 377 1116

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